Exhibit 11
LANVISION SYSTEMS, INC.

COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

                                                        Three Months Ended
                                                             April 30,
                                                     --------------------------
                                                        1996            1995
                                                     ----------      ----------
   Net (loss)                                        $ (780,182)     $ (356,742)
                                                     ==========      ==========
   Weighted average number of shares outstanding      6,404,694       6,190,325
                                                     ==========      ==========
   (Loss) per common share amount                    $    (0.12)     $    (0.06)
                                                     ==========      ==========

                                       70